Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-256806);
2.Registration Statement (Form S-8 No. 333-234083);
3.Registration Statement (Form S-8 No. 333-266990);
4.Registration Statement (Form S-8 No. 333-239243);
5.Registration Statement (Form S-3 No. 333-259725); and
6.Registration Statement (Form S-3 No. 333-255828)

of our reports dated March 7, 2024, with respect to the consolidated financial statements and schedule of Custom Truck One Source, Inc. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, and the effectiveness of internal control over financial reporting of Custom Truck One Source, Inc. included in this Annual Report (Form 10-K) of Custom Truck One Source, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Kansas City, Missouri
March 7, 2024